Contact: Tom Kiral

724-465-6727

TO BE RELEASED

August 2, 2002

8:00 a.m.

S&T Bank Acquires Insurance Agency

Indiana, Pennsylvania (Nasdaq NMS: STBA) - S&T Bank announced today that it has acquired Evergreen Insurance Associates, Inc., a multi-line insurance agency. Evergreen will retain its business name and has offices located in Ebensburg and Greensburg, PA.

Thomas Kiral, president of S&T Insurance Group, LLC, said, "Evergreen's business philosophy is very similar to that of S&T Bank. We are both very much interested in providing consumers with the products and services that are best suited for their financial needs."

He added, "Evergreen offers a complete line of commercial and personal coverages from some of the best carriers in the insurance business. These offerings complement the bank's overall financial strategy of providing a full array of financial solutions from deposit and lending products to investment management, brokerage, cash management, trust and wealth management solutions."

Joseph Imler, president of Evergreen, said, "Having been in business for over 20 years, Evergreen and its staff is committed to providing the highest level of service to customers. Our guiding philosophy is to provide quality insurance programs structured to our customers' individual needs and written at a competitive price. S&T Bank understands this philosophy and we are confident that our relationship with the bank will be a most beneficial one for consumers in need of quality financial products and services."

Headquartered in Indiana, PA, S&T Bank, the principal subsidiary of S&T Bancorp, Inc., operates 40 offices within Allegheny, Armstrong, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets in excess of $2.4 billion, S&T Bancorp stock is traded on the Nasdaq National Market System under the symbol STBA.